Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

of

ASCENDANT SOLUTIONS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Ascendant Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”) does hereby certify:

FIRST: That at a meeting of the Company’s Board of Directors on March 22, 2107, the Board of Directors duly adopted a proposed amendment of the Company’s Certificate of Incorporation to change the Company’s name from “Ascendant Solutions, Inc.” to “Dougherty’s Pharmacy, Inc.” and declared such amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Company’s Certificate of Incorporation Article to effect a change in the Company’s name from “Ascendant Solutions, Inc.” to “Dougherty’s Pharmacy, Inc.” (the “Charter Amendment”) to better align the public’s identification of the Company with the “Dougherty’s Pharmacy” branding and marketing so that Article the First of the Company’s Certificate of Incorporation would be amended and restated in its entirety to read as follows:

“FIRST: the name of the corporation is Dougherty’s Pharmacy, Inc. (the “Corporation”).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of the Company’s stockholders duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware on May 10, 2017, the necessary number of shares as required by statute were voted in favor of the Charter Amendment.

THIRD: That the Charter Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of May, 2017.

By: /s/ Mark Heil
Mark Heil, President